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                                                 EXHIBIT 21.1

SUBSIDIARIES

ROHN Industries, Inc.
6718 West Plank Road
Peoria, Illinois 61604

ROHN Installation Services, Inc. (Delaware)
ROHN Enclosures, Inc. (Arizona)
ROHN, Inc. (Alabama)
ROHN Products, Inc. (Indiana)
ROHN Construction, Inc. (Texas)
ROHN de Mexico S.A. de C.V. (Mexico)
Folding Carrier Corp. (Delaware)
ROHN Foreign Sales Corp. (Barbados)
ROHN Foreign Holdings, Inc. (Delaware)
UNR Realty, Inc. (Illinois)
ROHN Servicios, S.A. de C.V. (Mexico)